Exhibit 107

Calculation of Filing Fee Table

424(b)(7)

(Form Type)

B. Riley Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and 457(r)	227,491	$44.01	(1)	$10,011,879	(1)	0.00011020	$1,103	(1)
Fees to be Paid	Debt	6.75% Senior Notes due 2024	Rule 457(o) and 457(r)	$60,000,000	100%		$60,000,000	(2)	0.00011020	$6,612	(2)
Total Offering Amounts							$70,011,879			$7,715	(1)(2)(3)
Total Fees Previously Paid										-
Total Fee Offsets										-
Net Fee Due										$7,715	(1)(2)(3)

(1)	The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee under the Securities Act of 1933, as amended, which has been calculated based on the average high and low prices reported for the registrant’s common stock on November 11, 2022.
(2)	Calculated in accordance with Rule 457(c) based on the proposed maximum aggregate offering price under the Securities Act of 1933, as amended.
(3)	In accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended, the registrant initially deferred payment of all of the registration fee for Registration Statement on Form S-3ASR (File No. 333-252513), except with respect to unsold securities that have been previously registered.